Exhibit 99.1

[CERIDIAN LETTERHEAD]

January 22, 2007

William A. Ackman Pershing Square Capital Management, L.P. 888 Seventh Avenue, 29th Floor New York, NY 10019

Dear Mr. Ackman:

Ceridian's Board of Directors has asked me to respond on their behalf to your letter of January 18, 2007. We were very surprised by the concerns expressed in your letter, which we believe are unfounded and unwarranted. In case there was a miscommunication arising out of our January 12th meeting, we would like to take this opportunity to set the record straight.

First, we want to assure you and all our shareholders that our Board and our management team agree with your belief that Ceridian should be run with the objective of building shareholder value. This is and will continue to be our focus. As part of this focus, we periodically conduct reviews of our businesses, and we recently hired an independent financial advisor to help us undertake a new full review. This review will include an evaluation of the merits of a possible spin-off of Comdata as well as other avenues that could create shareholder value.

Second, we do not understand your stated concern or impression that we are proposing to embark on an “acquisition-driven conglomerate strategy.” While it would be imprudent to preclude the possibility of pursuing an attractive transaction were it to become available in the marketplace, acquisitions are not our current focus and we do not have plans or the intention to pursue acquisitions over the next year. Rather, as you suggest we should be doing, our management team is and has been focused on improving our operations, meeting with our customers, strengthening the productivity of our sales force, and otherwise seeking to enhance Ceridian’s performance.

Third, like you, we value the leadership and contributions of Comdata’s president, Gary Krow. Our Board and I have expressed to Mr. Krow our support of him, and he has expressed to us his desire to continue to run Comdata with the objective of improving what is already a strong competitor in the transaction processing arena. While no company can ever guarantee that any particular executive will remain with the company forever, we believe your fear that Ceridian “may be on the verge of losing” Mr. Krow is as unfounded as your other stated concerns. To the contrary, we look forward to Mr. Krow’s continued leadership and success with Comdata.

I hope that this letter addresses whatever miscommunications may have given rise to the concerns stated in your January 18th letter to our Board. We are always grateful to hear the views of our shareholders and we will continue in our efforts to enhance the long-term value of our company.

Sincerely,

/s/Kathryn V. Marinello Kathryn V. Marinello President and Chief Executive Officer